UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

BREEZE-EASTERN CORPORATION

(Name of Subject Company)

BREEZE-EASTERN CORPORATION

(Name of Persons Filing Statement)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

106764103

(CUSIP Number of Class of Securities)

Mark M. McMillin

General Counsel and Corporate Secretary

Breeze-Eastern Corporation

35 Melanie Lane

Whippany, New Jersey

Telephone: (973) 602-1001

(Name, Address and Telephone Number of Person Authorized

to Receive Notices and Communications on Behalf of the Person Filing Statement)

COPIES TO:

Mitchell S. Presser, Esq.

Doug Bacon, Esq.

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, NY 10022

(212) 277-4000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Item 8.01 (including all exhibits attached thereto and incorporated therein by reference) of the Current Report on Form 8-K filed by Breeze-Eastern Corporation on November 19, 2015 is incorporated herein by reference.